Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-258098, 333-264299, 333-272692, 333-274651, 333-283204, 333-284479, 333-286058, and 333-290075 on Form S-3 and Registration Statements Nos. 333-279987, 333-272744, 333-254810, and 333-290072 on Form S-8 of our report dated March 17, 2026, relating to the financial statements of Clene Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

March 17, 2026